----------------
                                                                OMB APPROVAL
                                                                ----------------
                                                                OMB Number:
                                                                3235-0145
                                                                ----------------
                                                                Expires:
                                                                December 31,
                                  UNITED STATES                 2005
                       SECURITIES AND EXCHANGE COMMISSION       ----------------
                             Washington, D.C. 20549             Estimated
                                                                average burden
                                  SCHEDULE 13G                  hours per
                                 (RULE 13d-102)                 response... 11
                                                                ----------------


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2.

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.  )*

                              CAMBRIDGE HEART, INC.
                                (Name of Issuer)

                   COMMON STOCK, PAR VALUE OF $0.001 PER SHARE
                         (Title of Class of Securities)

                                    131910101
                                 (CUSIP Number)

                                  MAY 12, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ]      Rule 13d-1(b)
 [X]      Rule 13d-1(c)
 [ ]      Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

CUSIP NO.
--------------------------------------------------------------------------------
    1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           T-WAVE INVESTORS, L.P.
           20-0815716
           ---------------------------------------------------------------------
    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (A)    [  ]
                  --------------------------------------------------------------
           (B)    [  ]
                  --------------------------------------------------------------
           *Joint Filing
           ---------------------------------------------------------------------
    3.     SEC USE ONLY

           ---------------------------------------------------------------------
    4.     CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
           ---------------------------------------------------------------------
                  5.   SOLE VOTING POWER
                       3,823,469 (includes 2,941,133 shares of Common Stock
                       issuable upon conversion of Series A Convertible
                       Preferred Stock; 882,336 shares of Common Stock issuable
                       upon conversion of Series A Convertible Preferred Stock
                       which may be purchased upon exercise of an exercisable
   NUMBER OF           warrant.
   SHARES              ---------------------------------------------------------
   BENEFICIALLY   6.   SHARED VOTING POWER
   OWNED BY            0
   EACH                ---------------------------------------------------------
   REPORTING      7.   SOLE DISPOSITIVE POWER
   PERSON              3,823,469 (includes 2,941,133 shares of Common Stock
   WITH                issuable upon conversion of Series A Convertible 7
                       Preferred Stock; 882,336 shares of Common Stock issuable
                       upon conversion of Series A Convertible Preferred Stock
                       which may be purchased upon exercise of an exercisable
                       warrant.
                       ---------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
                       ---------------------------------------------------------
    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,823,469
           ---------------------------------------------------------------------
    10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)                                              [  ]
           ---------------------------------------------------------------------
    11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           16.4%
           ---------------------------------------------------------------------
    12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
           ---------------------------------------------------------------------


                                        2
--------------------------------------------------------------------------------

    1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Wardenclyffe Group, Inc.
           13-3926267
           ---------------------------------------------------------------------
    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
           (a)    [  ]
                  --------------------------------------------------------------
           (b)    [  ]
                  --------------------------------------------------------------
           *Joint Filing
           ---------------------------------------------------------------------
    3.     SEC USE ONLY

           ---------------------------------------------------------------------
    4.     CITIZENSHIP OR PLACE OF ORGANIZATION
           NEW YORK
           ---------------------------------------------------------------------
                  5.   SOLE VOTING POWER
                       3,823,469 (includes 2,941,133 shares of Common Stock
                       issuable upon conversion of Series A Convertible
                       Preferred Stock; 882,336 shares of Common Stock issuable
                       upon conversion of Series A Convertible Preferred Stock
                       which may be purchased upon exercise of an exercisable
   NUMBER OF           warrant.
   SHARES              ---------------------------------------------------------
   BENEFICIALLY   6.   SHARED VOTING POWER
   OWNED BY            0
   EACH                ---------------------------------------------------------
   REPORTING      7.   SOLE DISPOSITIVE POWER
   PERSON              3,823,469 (includes 2,941,133 shares of Common Stock
   WITH                issuable upon conversion of Series A Convertible 7
                       Preferred Stock; 882,336 shares of Common Stock issuable
                       upon conversion of Series A Convertible Preferred Stock
                       which may be purchased upon exercise of an exercisable
                       warrant.
                       ---------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
                       ---------------------------------------------------------
    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           3,823,469
           ---------------------------------------------------------------------
    10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)                                              [  ]
           ---------------------------------------------------------------------
    11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           16.4%
           ---------------------------------------------------------------------
    12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
           ---------------------------------------------------------------------


                                        3
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1.    (a)   NAME OF ISSUER
                 Cambridge Heart, Inc.
           (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                 1 Oak Park Drive
                 Bedford, MA  01730

ITEM 2.    (a)   NAME OF PERSON FILING
                 T-Wave Investors, L.P., ("T-Wave")
                 Wardenclyffe Group, Inc. ("Wardenclyffe") as the General
                 Partner of T-Wave

           (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 370 Lexington Avenue, New York, New York 10017

           (c)   CITIZENSHIP
                 T-Wave was organized in Delaware
                 Wardenclyffe was incorporated in New York

           (d)   TITLE OF CLASS OF SECURITIES
                 Common Stock, par value $0.001 per share

           (e)   CUSIP NUMBER
                 13 1910101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a)   [ ]    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                        EXCHANGE ACT.

           (b)   [ ]    BANK AS DEFINED IN SECTION 3(a)(b) OF THE EXCHANGE ACT.

           (c)   [ ]    INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                        EXCHANGE ACT.

           (d)   [ ]    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                        INVESTMENT COMPANY ACT.

           (e)   [ ]    AN INVESTMENT ADVISER IN ACCORDANCE WITH
                        RULE 13d-1(b)(1)(ii)(e).

           (f)   [ ]    AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
                        WITH RULE 13d 1(b)(1)(ii)(f).

           (g)   [ ]    A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE
                        WITH RULE 13d 1(b)(1)(ii)(g).

           (h)   [ ]    A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE
                        FEDERAL DEPOSIT INSURANCE ACT.

           (i)   [ ]    A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                        INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE
                        INVESTMENT COMPANY ACT.

           (h)   [ ]    GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(j).

                        Not applicable


                                       4
--------------------------------------------------------------------------------

ITEM 4.    OWNERSHIP

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

See Cover Page Items 5 through 11

             (a)  AMOUNT BENEFICIALLY OWNED: 3,823,469

             (b)  PERCENT OF CLASS: 16.4%

             (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE  3,823,469

                  (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE    -0-

                  (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                                                                       3,823,469

                  (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                                                                             -0-

         T-Wave owns these securities directly. Wardenclyffe beneficially owns these securities as a general partner of T-Wave.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10.   CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

Joint Filing Agreement, dated May 20, 2004, between the Reporting Persons.



                                        5
--------------------------------------------------------------------------------

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     May 20, 2004
                                      --------------------------------------
                                                         DATE

                                           T-WAVE INVESTORS, L.P.
                                      By:  WARDENCLYFFE GROUP, INC., GP.
                                      --------------------------------------

                                      By: s/ Mark Shapiro
                                      --------------------------------------
                                                      SIGNATURE

                                      Mark Shapiro
                                      --------------------------------------
                                                      NAME/TITLE


                                                     May 20, 2004
                                      --------------------------------------
                                                         DATE

                                               WARDENCLYFFE GROUP, INC.
                                      --------------------------------------

                                      By: s/ Mark Shapiro
                                      --------------------------------------
                                                      SIGNATURE

                                      Mark Shapiro
                                      --------------------------------------
                                                      NAME/TITLE



                                        6
--------------------------------------------------------------------------------

                        AGREEMENT TO MAKE A JOINT FILING

           The undersigned hereby agree to file a joint Schedule 13G (and any amendments thereto) with respect to the interests of the undersigned in Cambridge Heart, Inc. and further agree that such Schedule 13G and amendments thereto are filed on behalf of each of the undersigned.

Date:  May 20, 2004

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     May 20, 2004
                                      --------------------------------------
                                                         DATE

                                           T-WAVE INVESTORS, L.P.
                                      By:  WARDENCLYFFE GROUP, INC., GP.
                                      --------------------------------------

                                      By:
                                      --------------------------------------
                                                      SIGNATURE


                                      --------------------------------------
                                                      NAME/TITLE


                                                     May 20, 2004
                                      --------------------------------------
                                                         DATE

                                               WARDENCLYFFE GROUP, INC.
                                      --------------------------------------

                                      By:
                                      --------------------------------------
                                                      SIGNATURE


                                      --------------------------------------
                                                      NAME/TITLE



                                        7
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